Laser Mortgage Management, Inc.
51 John F. Kennedy Parkway
Shorthills, New Jersey 07078

Ladies and Gentlemen:

We have acted as counsel to Laser Mortgage Management Inc., a Maryland corporation (the "Company"), in connection with the preparation of Post-Effective Amendment No. 3 to a Form S-11 registration statement (the "Registration Statement") filed with the Securities and Exchange Commission on December 18, 1998 (No. 333-40943), as amended through the date hereof, with respect to the offering and sale (the "Offering") of up to 4,087,099 shares of common stock, par value $0.001 per share, of the Company (the "Common Stock"). You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

In giving this opinion letter, we have examined (i) the Company's Articles of Incorporation, as duly filed with the Secretary of State of the Commonwealth of Maryland in September 1997; (ii) the Company's Restated and Amended Articles of Incorporation, a form of which is filed as an exhibit to the Registration Statement; (iii) the Company's Bylaws; (iv) the Registration Statement, including the prospectus contained as part of the Registration Statement (the "Prospectus"); and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

     In connection with the opinions rendered below, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the accuracy and completeness of all documents made available to us, (vi) the accuracy of all representations, warranties and written statements made by all parties, (vii) that all documents, certificates, representations, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter, (viii) that during its short taxable year ended December 31, 1997 the Company operated and in taxable years ending after December 31, 1997 the Company will continue to operate in a manner consistent with the representations contained in the certificate, dated December 17, 1998 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), (ix) the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year, and (x) that no action will be taken by the Company, after the date hereof, that would have the effect of altering the facts upon which we have based the opinions set forth below.

     Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussion in the Prospectus under the caption "Federal Income Tax Considerations" (which is incorporated herein by reference), we are of the opinion that:

          (a) the Company has qualified as a REIT for the taxable year ended December 31, 1997, and the Company is organized and operates in a manner that will enable it to qualify to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code") for the taxable year ending December 31, 1998 and thereafter, provided the Company continues to meet the asset composition, source of income, shareholder diversification, distributions, record keeping, and other requirements of the Code which are necessary for the Company to qualify as a REIT;

          (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Considerations" are correct in all material respects.

We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

     We note that our opinion expressed herein is based on our examination of the law, our review of the documents described above, the statements and representations referred to above, the provisions of the Code, the regulations, published rulings and announcements thereunder, and the judicial interpretations thereof currently in effect. This opinion will not be binding on the Internal Revenue Service (the "Service"), and there can be no assurance that the Service will not challenge the conclusion stated herein or that, if the issue were decided in court, such a challenge would not ultimately succeed. Further, there can be no assurance that future legislative or administrative changes or future court decisions or the inaccuracy of any statements or representations on which we have relied may not significantly affect the continuing validity of this opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Stroock & Stroock & Lavan LLP under the caption "Federal Income Tax Considerations" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

     The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter.

Very truly yours,


/s/ STROOCK & STROOCK & LAVAN LLP
Stroock & Stroock & Lavan LLP